EXHIBIT 10.06

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Separation Agreement”) is made by and between David Bruce (“Executive”) and Patient Safety Technologies, Inc. (the “Company”).  The Company and Executive are referred to individually as the “Parties” and each individually as a “Party.”

RECITALS

A.	Executive is employed by Company pursuant to an Agreement dated January 5, 2009 (the “Employment Agreement”) between Company and Executive; and

B.	Executive’s employment with Company will terminate on May 6, 2009 (the “Termination Date”); and

C.
The Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that they  may have against each other, including, but not limited to, any and all claims arising or in any way relating to Executive’s employment with or separation from Company.

NOW THEREFORE, in consideration of the mutual promises made herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.	Defined Terms. Any capitalized terms not defined in this Separation Agreement shall have the meanings attributed to them in the Employment Agreement.

2.
Termination of Employment Agreement.  Except as provided in Section 7 below, Company and Executive agree that the Employment Agreement is hereby terminated as of the Termination Date, and except as set forth in Section 7 below, all rights and obligations of the parties pursuant to the Employment Agreement shall terminate as of the Termination Date.  Executive has separately tendered a letter resigning his positions as Chief Executive Officer of the Company, and as a director of the Company.

3.
Receipt of All Wages Due.  Company shall pay all wages and compensation due and owing to Executive as of the Termination Date, including, without limitation, any and all of Executive’s accrued but unused vacation and reimbursable business-related expenses supported by proper documentation and submitted pursuant to the Company’s expense reimbursement policy.  Company and Executive agree that such wages and compensation are as set forth on Exhibit 1 attached hereto.  Executive agrees and acknowledges that, upon payment of such amounts, Company will have paid all wages and compensation due and owing to Executive as of the date hereof.

4.
Additional Separation Payment.  In consideration for the waivers, releases and covenants set forth herein, the Company will continue payment of Executive’s Annual Base Salary (as defined in the Employment Agreement) for a period of thirty (30) days following the Termination Date, in accordance with the Company’s regular payroll practices (pro-rated for partial periods, and setting off from the first payment the pro-rated May compensation paid pursuant to Section 3 above).  For avoidance of doubt, Executive will not be eligible for any other additional cash compensation, whether under the Employment Agreement or otherwise, including without limitation any entitlement under any executive bonus plan or pension plan referenced in the Employment Agreement.

5.
No Equity Interest.  Executive acknowledges and agrees that Executive is not entitled to any equity interest in the Company or any option or right with respect to any such equity interest, notwithstanding anything to the contrary in the Employment Agreement or in any other agreement between the Company and Executive.

6.
Benefits.  The Company will maintain health and medical insurance benefits for Executive and any of his eligible and participating dependents, pursuant to the Company’s health insurance plan, through the end of the month in which Executive resigns his employment.  Thereafter, Executive and said dependents shall cease to be active participants under the Company’s health and medical benefit plans in accordance with the terms of those plans, and no additional health or medical benefits shall accrue to Executive or his dependents.  Executive will be entitled to continue his and/or his eligible dependents’ current health and medical insurance coverage, if any, in accordance with the provisions of COBRA, as applicable, and will receive notice of any such COBRA continuation rights under separate cover.  Executive’s participation in all other benefits and incidents of employment will terminate on the Termination Date, except as required by governing law.

7.	Nondisclosure, Noncompetition and Invention Assignment. Executive and the Company acknowledge and agree that:

a.
Section 5 (b) through (e) of the Employment Agreement (“Non-Disclosure, Inventions, Acknowledgement, and Enforceability”) will remain in effect following the Termination Date for the periods stated in such Section.  Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of such Section.

b.
Executive shall return all of the company’s property except laptop computer, and return or destroy confidential and proprietary information in executive’s possession to the Company by five days after the Effective Date of this Agreement.

c.	Section 7(a) of the Employment Agreement (“Indemnification”) will remain in effect for a period of 3 years following Termination Date.

8.
Release of Claims.  Executive agrees that the additional consideration provided for in this Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and/or its officers, managers, supervisors, members, agents and employees.  Executive, on Executive’s own behalf, and on behalf of Executive’s heirs, representatives, executors, administrators, attorneys, family members, executors, agents, successors in interest, and assigns, hereby fully, knowingly and forever releases the Company and its past, present and future owners, parents, subsidiaries, divisions, affiliates, related entities, joint ventures, partners and members, as well as each of their respective past, present and future directors, officers, investors, shareholders, administrators, agents, associates, representatives, employees, attorneys, predecessors, successors and assigns, and any and all of them (the “Releasees”) from any and all liability, actions, causes of action, claims, charges, complaints, demands, grievances, promises, obligations, losses, damages, injuries and legal responsibilities, of any type whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that are based upon, relate to or arise out of any matters of any kind (collectively, “Claims”), that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)
any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including, without limitation, Executive’s employment agreement and the termination of that agreement; and

(b)
any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, retaliation, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), whistleblowing claims, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, fraud, breach of fiduciary duty, breach of the duty of loyalty, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion; and

(c)
any and all claims for violation of any federal, state or municipal statute, laws, or ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, and the California Labor Code, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), Executive Order 11141, the Executive Retirement Income Security Act  of 1974, the California Civil Code, the California Business & Professions Code, the Code of Federal Regulations, the California Code of Regulations, and any applicable California Industrial Welfare Commission Order; and

(d)	any and all claims for violation of the federal, or any state, constitution; and

(e)	any and all claims arising out of any other laws and regulations relating to compensation, wages and hours of work, leaves, employment or employment discrimination, harassment or retaliation; and

(f)
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(g)	any claim as to any equity interest in the Company or its subsidiaries, or any option or right with respect thereto; and

(h)	any and all claims for attorneys’ fees and costs.

The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.

9.
Acknowledgement of Waiver of Claims Under ADEA.  Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing that:

(a)	he should consult with an attorney prior to executing this Agreement; and

(b)	he has up to twenty-one (21) days within which to consider this Agreement; and

(c)
to the extent that Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, Executive acknowledges that Executive had sufficient time to consider this Agreement and that Executive expressly, voluntarily and knowingly waives any additional time, and

(d)	he has seven (7) days following Executive’s execution of this Agreement to revoke the Agreement; and

(e)	this Agreement shall not be effective until the revocation period has expired; and

(f)
nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Any revocation of this agreement under paragraph 9(d) must be in writing and sent within the stated time period to Patient Safety Technologies, Inc., 43460 Ridge Park Drive, Suite 140, Temecula, CA 92591, Attn.: President.

10.
Civil Code Section 1542.  Executive represents that Executive is not aware of any claim by Executive’s other than the claims that are released by this Agreement.  Executive acknowledges that Executive has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

11.
No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, Claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Executive also represents that Executive will not bring any Claims on Executive’s own behalf or on behalf of any other person or entity against the Company, the Releasees, or any other person or entity referred to herein.

12.
Confidentiality.  The Parties acknowledge that Executive’s agreement to keep the terms and conditions of this Agreement confidential, and to refrain from any defamation or disparagement of the Company, its officers and directors, is a material factor on which all Parties relied in entering into this Agreement.  Executive hereto agrees to use Executive’s best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Severance Information”).  Executive agrees to take every reasonable precaution to prevent disclosure of any Severance Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Severance Information.  Executive agrees to take every precaution to disclose Severance Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Severance Information.

13.
No Cooperation.  Executive agrees Executive will not act in any manner that might damage the business of the Company.  Executive agrees that Executive will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so.  Executive shall inform the Company in writing within three (3) days of receiving any such subpoena or other court order.

14.
Mutual Non-Disparagement Commitment.  Each of Executive and the Company agrees to refrain from any defamation, libel or slander of the other Party and/or the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the other Party and/or the Releasees.   The Company shall only provide dates of employment, title and salary information to potential future employers of Executive, unless otherwise mutually agreed.

15.
Breach.  Executive acknowledges and agrees that any breach of any provision of this Agreement, except as permitted by Paragraph 9(f), shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and/or cease the severance benefits provided to Executive under this Agreement and will further entitle the Company and/or its officers and/or its directors to recover any additional damages, including attorney’s fees and costs, allowed by law.  Executive shall also be responsible to the Company and/or its officers and/or its directors for all costs, attorneys’ fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by Executive in violation of this Agreement.

16.
No Admission of Liability.  The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a)	an admission of the truth or falsity of any claims made or any potential claims; or

(b)	an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

17.	Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.

18.
Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Los Angeles County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure.  The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This Paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to the obligations of either of the Parties under this Agreement and the Employment Agreement.

19.
Authority.  Each of the Company and Executive represents and warrants that they have the capacity to act on their own behalf and on behalf of all who might claim through them and to bind them to the terms and conditions of this Agreement.  Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the Claims or causes of action released herein.

20.
No Representations.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.  Further, Executive acknowledges and agrees that Executive has made such investigation of the facts pertaining to this Agreement and all matters contained herein as Executive deems necessary, desirable or appropriate and agrees that the release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts.

21.
Severability.  In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

22.
Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of Section 5 of the Employment Agreement.

23.
No Waiver.  The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

24.	No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company.

25.
Governing Law.  This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions.  Executive hereby consents to personal and exclusive jurisdiction and venue in the State of California.

26.	Effective Date. This Agreement will become effective seven (7) days after the date on which it is last signed below (the “Effective Date”), unless revoked in writing by Executive prior to that time.

27.
Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.
Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)	They have read this Agreement, and have had a full and ample opportunity to study this Agreement; and

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; and

(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PATIENT SAFETY TECHNOLOGIES, INC.		DAVID I. BRUCE

Dated: May 6, 2009		Dated: May 6, 2009

By:	/s/ Steven H. Kan	By:	/s/ David I. Bruce
Steven H. Kane, Chairman

Exhibit 1

Compensation Payable to Executive

Company agrees to pay all Patient Safety Technologies, Inc. and SurgiCount Medical, Inc. expense incurred by David Bruce through May 5, 2009.  Expenses will be paid upon receipt of expense report.

Accrued Vacation Time:  $8,750.00  (Eight thousand seven hundred-fifty and no/l00)

May 2008 Base Salary (pro-rated through Termination Date): $1,814.40 (One thousand eight hundred fourteen and 40/100)